Exhibit 99.1

Contact Information:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Manager, Investor Relations	(212) 986-6667
(212) 589-2751

WEIGHT WATCHERS ANNOUNCES FIRST QUARTER 2007 RESULTS

NEW YORK, N.Y., May 3, 2007 – Weight Watchers International, Inc. (NYSE: WTW) today announced results for the first quarter ended March 31, 2007.

For the first quarter of 2007, net revenues increased $57.4 million or 16.8% to $399.4 million, up from $342.0 million in the first quarter of 2006. Fully diluted earnings per share were $0.63 in the first quarter of 2007, including a $0.02 per share non-recurring expense associated with the early extinguishment of debt, versus $0.56 in the prior year period. Excluding this non-recurring expense, fully diluted earnings per share were $0.65 for the first quarter of 2007, up 16.1% from the prior year period.

During the first quarter of 2007, the Company increased its debt level to finance the self-tender and repurchase of 19.1 million shares and retired the WeightWatchers.com debt. Net income in the first quarter of 2007 was $53.8 million, lower than the prior year’s first quarter by 5.6% or $3.2 million, primarily because of higher interest expense.

Commenting on results, David Kirchhoff, President and Chief Executive Officer of the Company, said, “During the first quarter, we began to see some of the benefits of our transforming initiatives, particularly Monthly Pass. The Company is taking meaningful steps to achieve its long-term growth aspirations by focusing on improving member success and increasing our overall relevance.”

The Company reaffirms its full year 2007 earnings guidance of between $2.33 and $2.47 per fully diluted share, including $0.02 per share of non-recurring expense associated with the early extinguishment of debt in the first quarter of 2007.

The Company has scheduled a conference call today at 5:00 p.m. ET. During the conference call, David Kirchhoff, President and Chief Executive Officer, and Ann Sardini, Chief Financial Officer, will discuss first quarter results and answer questions from the investment community. Live audio of the conference call will be simultaneously webcast over the Internet on the Company’s corporate website, www.weightwatchersinternational.com. A replay of the webcast will be available on this site for 30 days.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 50,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

UNAUDITED

	March 31, 2007	December 30, 2006
ASSETS
Current assets	$186.6	$154.7
Property and equipment, net	31.9	31.0
Goodwill, franchise rights and other intangible assets, net	767.4	764.3
Deferred income taxes	22.9	43.9
Other	10.4	8.5

TOTAL ASSETS	$1,019.2	$1,002.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$268.2	$236.5
Long-term debt	1,795.6	830.2
Other	8.3	4.1

TOTAL LIABILITIES	2,072.1	1,070.8

Shareholders’ equity	(1,052.9)	(68.4)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,019.2	$1,002.4

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED

	Three Months Ended
	March 31, 2007	April 1, 2006
Revenues, net	$399.4	$342.0
Cost of revenues	173.3	149.5

Gross profit	226.1	192.5
Marketing expenses	70.8	53.9
Selling, general and administrative expenses	39.6	34.5

Operating income	115.7	104.1
Interest expense, net	25.2	11.3
Other income, net	—	(0.1)
Early extinguishment of debt	3.0	—

Income before income taxes	87.5	92.9
Provision for income taxes	33.7	35.9

Net income	$53.8	$57.0

Earnings Per Share:
Basic	$0.63	$0.57

Diluted	$0.63	$0.56

Weighted average common shares outstanding:
Basic	85.1	100.5

Diluted	85.7	101.3

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

UNAUDITED

	Three Months Ended
	March 31, 2007	April 1, 2006
Total Revenues (in $ millions)
Meeting Fees	234.9	198.5
Product Sales	105.3	89.5
WeightWatchers.com Revenues	35.6	31.2
Franchise Commissions	5.1	6.2
All Other	18.5	16.6

Total Revenues	399.4	342.0

North America Revenues (in $ millions)
Meeting Fees	155.0	128.1
Product Sales	56.8	49.7

Total	211.7	177.8

International Revenues (in $ millions)
Meeting Fees	79.8	70.5
Product Sales	48.4	39.8

Total	128.2	110.3

Paid Weeks (in millions)(1)
North America Meeting Paid Weeks	14.9	11.8
UK Meeting Paid Weeks	3.7	3.3
CE Meeting Paid Weeks	3.2	3.4
Other Meeting Paid Weeks	0.9	0.9

Sub-total Meeting Paid Weeks	22.7	19.4
Online Paid Weeks	7.4	6.1

Total Paid Weeks	30.1	25.5

WeightWatchers.com (in thousands)
End-of-Period Active Online Subscribers(2)	603.0	497.0

Attendance (in millions)
North America	11.1	10.3
UK	3.7	3.3
CE	3.2	3.4
Other	0.8	0.9

Total Attendance	18.8	17.9

Note:    Totals may not sum due to rounding.

(1)	The Paid Week metric reports total paid weeks by Weight Watchers customers in Company-owned operations for a given period. For meetings, Paid Weeks is the sum of total paid commitment plan weeks and total pay-as-you-go weeks for a given period. For Online, Paid Weeks is the total paid Weight Watchers Online subscriber weeks for a given period.

(2)	As of the third fiscal quarter of 2006, we began reporting only our end-of-period active subscribers for Weight Watchers Online, our product for non-meeting members. Previously, we had also included subscribers for Weight Watchers eTools, our weight loss companion for meeting members. A corresponding adjustment to remove eTools subscribers was made to the first fiscal quarter of 2006 for comparability purposes.